Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces First Quarter 2010 Financial Results

LEXINGTON, MA (April 27, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the first quarter ended March 31, 2010.

Business Highlights

•                  In January 2010, AMAG successfully completed a follow-on offering of 3.6 million shares of common stock, with net proceeds to the Company of approximately $165.6 million.

•                  On March 31, 2010, AMAG entered into a strategic collaboration with Takeda Pharmaceutical Company for Feraheme® (ferumoxytol) Injection for intravenous use in all therapeutic indications in select ex-US territories, including Europe. AMAG received a $60 million upfront payment and is eligible to receive up to $220 million in development and commercial milestones. Additionally, AMAG will receive tiered, double-digit royalties based on net sales of Feraheme in the licensed territories.

•                  During the first quarter, AMAG initiated enrollment in a clinical trial, the ferumoxytol compared to iron sucrose trial (FIRST), in 150 patients with chronic kidney disease and iron deficiency anemia to support the European regulatory filing for Feraheme.

Feraheme Launch Highlights

•                  AMAG reported first quarter 2010 Feraheme net product revenues of $13.1 million, including $2.2 million of previously deferred product revenues.

•                  For the first three months of 2010, Feraheme provider demand(1), which reflects purchases of Feraheme by providers from wholesalers and distributors as reported by IMS Health, plus launch incentive program utilization, which is reported by Feraheme launch incentive customers to AMAG, increased 57% as compared to the last three months of 2009, with growth achieved in both the dialysis and non-dialysis segments.  Feraheme inventory levels at wholesalers and distributors on a grams basis were essentially unchanged from December 31, 2009 to March 31, 2010.

•                  AMAG estimates approximately 60% of Feraheme provider demand in the first three months of 2010 was outside of the dialysis setting, with hospitals and hematology clinics representing the majority of this demand(1).

•                  Through the first three months of 2010, approximately 1,700 providers have purchased Feraheme, with greater than 67% having purchased on a repeat basis(1).

•                  In the first quarter of 2010, more than 585 providers purchased Feraheme for the first time; 75% of these new buyers were hematology clinics and hospitals(1).

“In the first few months of 2010, we have made great progress towards achieving our corporate objectives for the year,” said Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “Today, we are well positioned to continue the successful commercialization of Feraheme within the CKD indication, advance our efforts to expand the Feraheme label to a broader iron deficiency anemia indication, and extend the global reach of Feraheme through our strategic alliance with Takeda.”

As of March 31, 2010, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $283.0 million. In addition, AMAG received the $60 million upfront payment from Takeda in April 2010, which is therefore not included in the Company’s cash balance as of March 31, 2010.

Revenues for the quarter ended March 31, 2010 were $13.3 million as compared to revenues of $1.0 million for the same period in 2009.  The increase in revenues in 2010 over the comparable 2009 period was attributable to Feraheme product sales following its FDA approval and subsequent launch in July 2009.

Total operating costs and expenses for the quarter ended March 31, 2010 were $36.8 million as compared to $28.9 million for the same period in 2009. The increase in operating costs and expenses in 2010 over the comparable 2009 period was primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme.

The Company reported a net loss of $23.1 million, or a loss of $1.15 per basic and diluted share, for the quarter ended March 31, 2010, as compared to a net loss of $26.4 million, or a loss of $1.55 per basic and diluted share, for the same period in 2009.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast with slides and conference call today at 4:30 p.m. ET to discuss the company’s financial results, business highlights, commercial plans and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 6:30 p.m. ET on April 27, 2010 through midnight April 29, 2010.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 70132254.

The call will be webcast with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 6:30 p.m.  ET on April 27, 2010 through midnight May 27, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  On June 30, 2009, AMAG received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for intravenous (IV) use for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our estimate of Feraheme provider demand in the first quarter of 2010 outside of the dialysis setting, the fact that we are well-positioned to continue the successful commercialization of Feraheme within the CKD indication, progress our efforts to expand the Feraheme label to the broader iron deficiency anemia indication, and  extend the global reach of Feraheme through our strategic alliance with Takeda are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in territories outside of the U.S., (3) the fact that we have limited experience developing and commercializing a pharmaceutical product on our own or with a partner like Takeda, particularly outside of the U.S., (4) uncertainties regarding our ability to ensure favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, (7) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, and (8) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2010	2009
Revenues	$13,306	$956
Operating costs and expenses (1):
Cost of product sales	1,010	61
Research and development expenses	12,368	11,072
Selling, general and administrative expenses	23,456	17,750

Total operating costs and expenses	36,834	28,883

Operating loss	(23,528)	(27,927)
Interest and dividend income, net	471	1,256
Other income (expense)	4	69

Net loss before income taxes	(23,053)	(26,602)
Income tax benefit	—	179

Net loss	$(23,053)	$(26,423)

Net loss per share - basic and diluted:	$(1.15)	$(1.55)
Weighted average shares outstanding used to compute net loss per share:

Basic and diluted	19,985	17,021

(1) Stock-based compensation included in operating costs and expenses:

Cost of product sales	$75	$—
Research and development	1,205	1,095
Selling, general and administrative	3,021	2,407

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31, 2010	December 31, 2009

Cash and cash equivalents	$212,747	$50,126
Short-term investments and settlement rights	21,832	30,366
Accounts receivable	15,004	27,350
Inventories	12,041	9,415
Receivable from collaboration	60,000	—
Other current assets	4,900	5,472
Total current assets	326,524	122,729
Net property, plant & equipment	12,064	12,417
Long-term investments	48,432	49,013
Other assets	460	460
Total assets	$387,480	$184,619

Accounts payable	$4,146	$5,432
Accrued expenses	20,515	21,931
Deferred revenues - short term	14,258	10,198
Total current liabilities	38,919	37,561
Deferred revenues - long term	55,000	1,000
Other long term liabilities	3,011	3,081
Total long term liabilities	58,011	4,081
Total stockholders’ equity	290,550	142,977
Total liabilities and stockholders’ equity	$387,480	$184,619

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1) IMS Health DDD data through the period ending April 2, 2010.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361

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